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Exhibit 16-1


November 30, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have been furnished a copy of the response to Item 4 on Form 8-K for the event that occurred on November 17, 2000, filed by our former client, MPM Technologies, Inc. We agree with the statements made in response to the Item insofar as they relate to our Firm.

Very truly yours,


BDO Seidman, LLP
Spokane, Washington